EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228714 on Form S-3 of our reports dated February 13, 2019, relating to the consolidated financial statements of Boardwalk Pipeline Partners, LP and subsidiaries, and the effectiveness of Boardwalk Pipeline Partners, LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Houston, Texas
February 13, 2019